EXHIBIT 99.1

First Cash Reports Record First Quarter EPS of $0.50; Operating Income Increases 57%, Same-Store Sales Increase 19%

ARLINGTON, Texas, April 20, 2011 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended March 31, 2011. Diluted earnings per share from continuing operations for the first quarter were $0.50, an increase of 52% over the prior year. The Company continued to post strong growth in revenue, operating margins and profit based on the strength of its pawn operations in both the U.S. and Mexico.

During the first quarter, the Company added 26 new pawn locations, including 18 de novo openings in Mexico. In the U.S., eight stores were added through the acquisition of six pawn stores and two new store openings. In addition, the Company completed the sale of its Illinois payday lending operation as part of its continuing strategy to focus resources and growth on its core pawn operations.

Earnings Highlights

  Diluted earnings per share from continuing operations were $0.50 for the quarter, an increase of 52%, compared to $0.33 in the first quarter of 2010.
  Net income from continuing operations in the first quarter was $15.9 million, which increased 57% over the prior-year quarter.
  Total first quarter 2011 diluted earnings per share were $0.70, compared to $0.39 in the prior year. Diluted earnings from discontinued operations were $0.20 per share, net of tax, related primarily to the estimated $5.9 million gain on the sale of the Illinois payday lending stores.

Revenue Highlights

  Consolidated first quarter revenue increased by 28% over last year, totaling $121 million.
  On a geographic basis, the Company's revenues were split evenly between the U.S. and Mexico. Revenue from the Mexico operations increased by 33% over last year, reflecting continued customer demand in both newer and more mature markets. U.S. pawn revenues increased by 22%, also the result of strong same-store revenue growth and additional contributions from 22 new stores added since the comparative prior-year quarter.
  Same-store revenue increased by 19% for the first quarter of 2011. By country, same-store sales increased 22% in Mexico and 15% in the United States, driven primarily by the maturation of newer stores in Mexico and strong same-store results in mature U.S. pawn stores.
  On a product-line basis, first quarter merchandise sales increased by 29% over the prior year and comprised 65% of total revenues. The store-front retail component of merchandise sales improved by 33%, led by 50% growth of retail sales in Mexico. Wholesale jewelry scrap revenues were up 20% in total, with the U.S. stores posting 45% growth. Revenue from pawn fees increased 27% for the quarter, reflecting continued consumer demand for pawns in both the U.S. and Mexico.
  Short-term loan and credit services revenue from continuing operations, which exclude the Illinois operations, increased by 23% in the first quarter compared to the prior year. Revenue from the Company's remaining short-term loan and credit services operations in the U.S. represented less than 10% of total revenues.

Key Profitability Metrics

  Store-level operating profit margins were a record 30% for the first quarter of 2011, compared to 28% in the prior year.
  The Company's net operating margin (pre-tax income) was 20% for the current quarter, compared to 17% in 2010, which reflected strong same-store revenue growth coupled with further leveraging of operating expenses.
  The Company's return on equity for the trailing twelve months was 20%, while its return on assets was 17%. This compares to respective returns of 20% and 15% in the prior year.
  The gross margin on retail merchandise sales was 41% for the quarter, while the margin on wholesale scrap jewelry was 33%, both of which equaled the comparable prior-year margins.
  Pawn receivables, which yield future service fees and inventories, increased by 28% year-over-year. Growth of pawn receivables in Mexico was particularly strong at 37% above the prior year, while U.S. pawns increased 18%.

New Store Openings & Acquisitions

  A total of 26 pawn stores were added during the first quarter of 2011. As of March 31, 2011, the Company operated a total of 627 stores, of which 514 were pawn stores.
  Pawn store openings in the first quarter included 18 de novo pawn stores in Mexico.  With these openings, the Company surpassed the 400-store total in Mexico. As of March 31, First Cash had 404 stores in Mexico, of which 351 are large format, full-service stores.
  In February, the Company completed the acquisition of a six-store chain of retail pawn locations in Indiana and Missouri. Four of the acquired stores are in the Indianapolis area, which is a new geographic market for the Company, while the other two stores are located in St. Louis, which complement the Company's existing operations in that market.
  Including the acquisition and two de novo store openings, the Company increased its U.S. pawn locations by eight stores in the first quarter of 2011. There are now 118 large format pawn stores in the U.S., representing a 22% increase over the comparable store count one year ago.

Financial Position & Liquidity

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations for the trailing twelve months increased 32% over the comparable prior-year period, totaling $99.1 million. The EBITDA margin was 22% for the current quarter, compared to 20% for the prior-year period. A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.
  During the trailing twelve months ended March 31, 2011, the Company utilized operating cash flows to invest $20.5 million in new store additions, grew net customer receivables by $15.8 million, increased inventories by $17.4 million, reduced debt by $8.4 million and paid $9.6 million for acquisitions. Even with the significant investments in store additions and receivable growth, free cash flow for the trailing twelve months was $33 million.
  Cash balances increased to $98 million at March 31, 2011, compared to $47 million last year. The Company had no amounts outstanding on its $25 million unsecured revolving credit facility and only $1.7 million of other interest-bearing debt is currently outstanding.
  Under the Company's current stock buyback authorization, 35,300 shares of its common stock were repurchased during the first quarter at an aggregate cost of $1.3 million and an average price per share of $35.73.
  On a year-over-year basis, total shareholder equity increased by 41% and total assets increased by 38%. The ratio of total liabilities to stockholders' equity was 0.2 to 1.

Sale of Illinois Payday Lending Operations

  In March, the Company completed an agreement to sell all ten of its Illinois payday lending stores to a privately-held operator of check cashing and short-term lending stores. The Company currently estimates the purchase price to be in excess of $19 million, with the final price to be determined in May. The Company recorded an estimated gain from the sale of approximately $5.9 million or $0.18 per share, net of tax, in the first quarter. The gain on sale, along with the first quarter earnings from operations of the Illinois stores of $0.01 per share, have been classified as discontinued operations for financial reporting purposes. Earnings from continuing operations have been reclassified to exclude the Illinois results in 2011 and comparative prior-year periods.

2011 Outlook

  In March, the Company increased its fiscal 2011 guidance for diluted earnings per share from continuing operations to a range of $2.12 to $2.20 per share. This represents 28% to 33% growth over 2010 earnings of $1.65 per share, as adjusted for discontinued operations.
  The majority of 2011 revenues will be derived from pawn operations, with only 9% to 11% of revenues expected to be from U.S. short-term loan and credit services operations.
  With the addition of 26 stores in the first quarter, the Company is on target to add 70 to 80 total stores in 2011, of which 60 to 70 are projected to be in Mexico. All of the anticipated 2011 store openings will be pawn stores.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's first quarter results, "We are again very pleased with our operating results, as core pawn operations continue to generate record revenue and earnings growth. As we begin the second quarter, the Company continues to see strength in its pawn receivable portfolios, revenue growth and a significant pipeline of new store openings over the balance of the year."

"During the first quarter, the growth in merchandise sales and pawn receivables continued to reflect strong consumer demand for pawn products. We are well-positioned as a deep-value retailer of quality jewelry, consumer electronics and tools, especially in Mexico, where First Cash is the market leader in full-format pawn retailing. We also believe that the trend of rising demand for micro consumer credit products will continue to benefit us in both the U.S. and Mexico."

With regard to the Company's expansion activities, Mr. Wessel noted, "First Cash achieved two significant store opening milestones in the first quarter of 2011 with the opening of its 400th location in Mexico and its 500th pawn store overall. Our track record demonstrates our ability to execute a pawn-focused growth strategy through successful store openings and the rapid profitability ramp of the new stores." In addition to the 20 first quarter de novo pawn store openings, the Company completed the first quarter acquisition of a six-store chain of retail pawn locations in Indiana and Missouri.

Mr. Wessel also commented on the disposition of the Illinois payday lending stores, noting, "The sale of the Illinois operation is a positive transaction for the Company. We received a fair price for the stores, and have taken another step toward moving away from payday lending and focusing on our core pawn operations.  New and significantly different legal and regulatory changes were implemented in Illinois in March.  This disposition allows us to exit the Illinois market without incurring the expense associated with compliance with these new laws and regulations.  A portion of the Illinois payday earnings should be replaced by the addition of pawn earnings from the stores acquired in Indiana and Missouri."

Given the Company's forecast for continued excess cash flows from operations and the proceeds from the Illinois sale, the Company recently announced its intention to resume buybacks of its common stock under its current share repurchase authorization. Net of shares repurchased in March, the Company's current authorization provides for additional repurchases of up to approximately 1.3 million shares of common stock. Mr. Wessel commented, "Reconfirming the share repurchase program reflects our confidence in the long-term future of First Cash. We believe that repurchasing our shares is a productive use of operating cash flows and excess balance sheet capacity."

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and earnings growth.  Our business model has proven to be consistent across business cycles and we believe that demand for our pawn products will continue to be strong. Our operating cash flows should continue to support growth through store expansion and acquisition activity. In addition, our significantly under-levered balance sheet provides us tremendous strategic flexibility and will allow us to generate potential additional returns for our shareholders. We are optimistic about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company's products and services, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2010 Annual Report on Form 10-K.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 514 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer loans secured by pledged personal property. The Company's short-term loan locations provide various combinations of financial services products, including short-term loans, check cashing, and credit services. In total, the Company owns and operates 627 stores in eight U.S. states and 22 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended March 31, 2011:

	Pawn Locations		Short-Term
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations	Locations
United States:
Total locations, beginning of period	111	24	91	226
New locations opened or acquired	7	1	--	8
Locations closed or consolidated	--	--	(1)	(1)
Discontinued short-term loan operations	--	--	(10)	(10)
Total locations, end of period	118	25	80	223

Mexico:
Total locations, beginning of period	333	20	33	386
New locations opened or acquired	18	--	--	18
Total locations, end of period	351	20	33	404

Total:
Total locations, beginning of period	444	44	124	612
New locations opened or acquired	25	1	--	26
Locations closed or consolidated	--	--	(1)	(1)
Discontinued short-term loan operations	--	--	(10)	(10)
Total locations, end of period	469	45	113	627

(1)     The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, tools and jewelry. At March 31, 2011, 73 of the U.S. large format pawn stores also offered short-
         term loans or credit services products.

(2)     The small format locations typically have limited retail operations and accept only jewelry and small electronic items as pawn collateral. At March 31, 2011, all of the Texas and Mexico small format pawn stores also offered short-term loans or credit services products.

First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the United States.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
	(in thousands, except per share amounts)
Revenue:
Merchandise sales	$78,305	$60,774
Pawn service fees	28,972	22,822
Short-term loan and credit services fees	13,224	10,732
Other	337	332
Total revenue	120,838	94,660

Cost of revenue:
Cost of goods sold	48,242	37,528
Short-term loan and credit services loss provision	2,257	1,811
Other	46	34
Total cost of revenue	50,545	39,373

Net revenue	70,293	55,287

Expenses and other income:
Store operating expenses	31,718	26,982
Administrative expenses	11,532	9,603
Depreciation and amortization	2,647	2,518
Interest expense	26	140
Interest income	(99)	(4)
Total expenses and other income	45,824	39,239

Income from continuing operations before income taxes	24,469	16,048

Provision for income taxes	8,564	5,936

Income from continuing operations	15,905	10,112

Income from discontinued operations, net of tax	6,651	1,970
Net income	$22,556	$12,082

Basic income per share:
Income from continuing operations (basic)	$0.51	$0.34
Income from discontinued operations (basic)	0.21	0.06
Net income per basic share	$0.72	$0.40

Diluted income per share:
Income from continuing operations (diluted)	$0.50	$0.33
Income from discontinued operations (diluted)	0.20	0.06
Net income per diluted share	$0.70	$0.39

Weighted average shares outstanding:
Basic	31,311	29,981
Diluted	32,062	30,734

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,		December 31,
	2011	2010	2010
	(in thousands)
ASSETS

Cash and cash equivalents	$98,169	$47,323	$67,240
Service fees receivable	10,631	8,308	10,446
Pawn receivables	71,580	55,900	70,488
Short-term loan receivables	1,071	946	995
Inventories	48,884	31,435	47,406
Other current assets	10,826	7,487	8,423
Total current assets	241,161	151,399	204,998

Property and equipment, net	62,969	51,091	58,425
Goodwill, net	72,214	63,312	68,595
Other non-current assets	2,945	2,116	2,668
Non-current assets of discontinued operations	--	7,760	7,760
Total assets	$379,289	$275,678	$342,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$472	$3,603	$465
Accounts payable and accrued liabilities	27,799	21,210	27,730
Income taxes payable and deferred tax liabilities	12,775	10,000	6,427
Total current liabilities	41,046	34,813	34,622

Notes payable, net of current portion	1,265	4,678	1,386
Deferred tax liabilities	10,580	5,225	8,434
Total liabilities	52,891	44,716	44,442

Stockholders' equity	326,398	230,962	298,004
Total liabilities and stockholders' equity	$379,289	$275,678	$342,446

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended March 31, 2011, as compared to the three months ended March 31, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	March 31,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$20,928	$18,458	$2,470	13%	13%
Scrap jewelry sales	14,582	10,066	4,516	45%	45%
Pawn service fees	12,507	10,772	1,735	16%	16%
Credit services fees	11,923	9,561	2,362	25%	25%
Short-term loan fees	96	111	(15)	(14)%	(14)%
Other	337	325	12	4%	4%
	60,373	49,293	11,080	22%	22%

Foreign revenue:
Retail merchandise sales	33,427	22,310	11,117	50%	42%
Scrap jewelry sales	9,368	9,940	(572)	(6)%	(6)%
Pawn service fees	16,465	12,050	4,415	37%	29%
Short-term loan fees	1,205	1,060	145	14%	7%
Other	--	7	(7)	--	--
	60,465	45,367	15,098	33%	27%

Total revenue:
Retail merchandise sales	54,355	40,768	13,587	33%	29%
Scrap jewelry sales	23,950	20,006	3,944	20%	20%
Pawn service fees	28,972	22,822	6,150	27%	23%
Credit services fees	11,923	9,561	2,362	25%	25%
Short-term loan fees	1,301	1,171	130	11%	5%
Other	337	332	5	2%	2%
	$120,838	$94,660	$26,178	28%	25%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer receivables and active CSO loans outstanding from an independent third-party lender as of March 31, 2011, as compared to March 31, 2010 (in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase
	March 31,				Constant Currency
	2011	2010	Increase		Basis
Domestic customer receivables:
Pawn receivables	$30,744	$26,161	$4,583	18%	18%
CSO short-term loans held
by independent third-party (1)	10,523	9,115	1,408	15%	15%
Other	36	22	14	64%	64%
	41,303	35,298	6,005	17%	17%

Foreign customer receivables:
Pawn receivables	40,836	29,739	11,097	37%	33%
Other	1,035	924	111	12%	8%
	41,871	30,663	11,208	37%	32%

Total customer receivables:
Pawn receivables	71,580	55,900	15,680	28%	26%
CSO short-term loans held
by independent third-party (1)	10,523	9,115	1,408	15%	15%
Other	1,071	946	125	13%	10%
	$83,174	$65,961	$17,213	26%	24%

Pawn inventories:
Domestic pawn inventories	$16,985	$13,919	$3,066	22%	22%
Foreign pawn inventories	31,899	17,516	14,383	82%	76%
	$48,884	$31,435	$17,449	56%	52%

(1)   CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet, net of the
       Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow and EBITDA are significant components in understanding and assessing the Company's financial performance. Since free cash flow and EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow and EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow and EBITDA should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2011	2010

Income from continuing operations	$57,167	$40,089
Adjustments:
Income taxes	31,296	23,972
Depreciation and amortization	10,580	10,118
Interest expense	277	669
Interest income	(192)	(21)
Earnings from continuing operations before interest, taxes,
depreciation and amortization	$99,128	$74,827

EBITDA margin calculated as follows:
Total revenue from continuing operations	$449,440	$371,834
Earnings from continuing operations before interest, taxes,
depreciation and amortization	99,128	74,827
EBITDA as a percent of revenue	22%	20%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2011	2010
Cash flow from operating activities, including discontinued operations	$78,735	$86,465
Cash flow from investing activities:
Pawn and short-term loan receivables	(25,208)	(13,233)
Purchases of property and equipment	(20,540)	(15,723)
Free cash flow	$32,987	$57,509

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (March 31, 2010) of 12.3 to 1 was used, compared to the current end of period (March 31, 2011) exchange rate of 11.9 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended March 31, 2010 was 12.8 to 1, compared to the current-quarter rate of 12.1 to 1.

CONTACT: Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         Phone:   (817) 505-3199
         Email:   investorrelations@firstcash.com
         Website: www.firstcash.com